[HECLA LETTERHEAD]
                                                                      Exhibit A

                                  NEWS RELEASE



                                                           FOR IMMEDIATE RELEASE
                                                                January 19, 1995

COURT RULES ON OPERATIONS
IN IDAHO NATIONAL FORESTS


         COEUR D'ALENE, Idaho -- Hecla Mining Company has learned that the U.S. Forest Service (USFS) is proceeding to temporarily halt certain timber, grazing, mining and road building projects in six national forests in Idaho. The USFS is responding to an order recently issued by a U.S. District Court in a lawsuit filed by two environmental groups. The groups claimed the USFS failed to properly consult with the National Marine Fisheries Service (NMFS) regarding endangered salmon.

         Arthur Brown, chairman, president and chief executive officer of Hecla Mining Company, said he expects the court order to have no material effect on the company's new Grouse Creek Unit near Stanley, Idaho. He said the Grouse Creek mine has undergone extensive environmental review, and has received all the necessary permits required by all federal, state and local regulatory authories. In addition, the USFS and NMFS have determined that the project is "not likely to adversely affect" endangered salmon.

         The court specifically ruled that companies with projects like Grouse Creek, which have been identified by USFS and NMFS as "not likely to adversely affect" salmon, can petition the court to continue to operate. Hecla believes the Grouse Creek mine falls within that exemption and has filed the necessary documents with the court; the court has not yet ruled on Hecla's motion.

         Hecla owns 80 percent and is the operator of Grouse Creek. Great Lakes Minerals Inc. of Toronto owns the remaining 20 percent.

                                      ###
CONTACT:
April R. Boughton, director of public relations
208/769-4144



                                  Page 3 of 3 Pages